Exhibit 99.1

SUPERVALU Reports Second Quarter Fiscal 2010 Earnings

  Earnings Per Share Exceed First Call Consensus
  Company Narrows Earnings Per Share Guidance For Year
  Management Affirms $700 million Fiscal 2010 Debt Reduction Outlook
  Board Adopts New Dividend Policy Effective March 2010, Reduced Payout Provides Capital for Save-A-Lot Growth

MINNEAPOLIS--(BUSINESS WIRE)--October 20, 2009--SUPERVALU INC. (NYSE:SVU) today reported second quarter fiscal 2010 net sales of $9.5 billion and net earnings of $74 million, or $0.35 per diluted share. In the second quarter of fiscal 2009, the company reported net sales of $10.2 billion and net earnings of $128 million, or $0.60 per diluted share, including after-tax one-time acquisition related costs of $2 million or $0.01 per diluted share.

Craig Herkert, SUPERVALU’s chief executive officer and president, said, “Consumer purchasing behavior, deflationary pressures, as well as our decision to make meaningful investments in price and promotions significantly impacted our second quarter sales and margins. As a result, earnings were lower than the prior year, generally in line with our expectations, and slightly better than analysts’ consensus of $0.33 per share as reported by First Call. Even as we have made these investments which resulted in pressure on our margins, I’m pleased that our total debt has been reduced $340 million since year end. As we move into the last half of the year, we will place intense focus on in-store execution and merchandising programs. I am confident that our strategy to provide shoppers with enhanced value and other changes we are now making, will allow us to compete more effectively.”

“As my vision of SUPERVALU as “America’s Neighborhood Grocer” unfolds, I am excited by the long-term prospects for this company. Our 4,300 store network is uniquely positioned to serve the diverse needs of neighborhoods across America and provides an outstanding platform from which we can grow,” Herkert added.

Second Quarter Results

Second quarter retail food net sales were $7.4 billion compared to $8.0 billion last year, a decrease of 6.9 percent, primarily reflecting the impact of identical store sales of negative 4.8 percent and previously announced store closures. The identical store sales performance primarily results from a challenging economic environment, heightened competitive activity, deflationary pressures and investments in price and promotions. Customer traffic declines represented only a nominal component of the decrease. Retail square footage decreased 3.1 percent from the second quarter of fiscal 2009. Excluding the impact of store closures, total retail square footage increased 0.9 percent compared to the second quarter of fiscal 2009.

Second quarter supply chain services net sales were $2.0 billion compared to $2.3 billion last year, a decrease of 9.5 percent, primarily reflecting the on-going transition of Target Corporation volume to self-distribution.

Retail food net sales in the second quarter of fiscal 2010 represented 78.3 percent of net sales compared to 77.9 percent last year. Supply chain services net sales in the second quarter of fiscal 2010 represented 21.7 percent of net sales compared to 22.1 percent last year.

Gross profit margin in the second quarter was $2.1 billion, or 22.1 percent of net sales, compared to $2.3 billion or 22.4 percent last year. The decrease in gross margin as a percent of net sales primarily reflects the impact of a higher promotional sales mix and increased investments in price, partially offset by lower LIFO expense.

Selling and administrative expenses in the second quarter were $1.8 billion, or 19.5 percent of net sales, compared to $1.9 billion, or 19.0 percent last year. The increase in selling and administrative expenses as a percent of net sales primarily reflects reduced sales leverage that more than offset the savings achieved from ongoing costs reduction initiatives.

Reported operating earnings for the second quarter were $245 million, or 2.6 percent of net sales compared to $342 million, or 3.3 percent last year. Retail food operating earnings were $188 million, or 2.5 percent of net sales, compared to $284 million, or 3.6 percent last year. The decline in retail food operating earnings as a percent of net sales primarily reflects the impact of a challenging economic environment, heightened competitive activity, the impact of a higher promotional sales mix, increased investments in price and reduced sales leverage. Supply chain services operating earnings were $63 million, or 3.0 percent of sales, compared to $77 million, or 3.4 percent of sales last year. The decline in supply chain services operating earnings as a percent of net sales primarily reflects the impact of reduced sales leverage with the transition of the Target Corporation volume to self-distribution.

Net interest expense for the second quarter was $131 million compared to $141 million last year reflecting lower interest rates and reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $40 million, or 35.1 percent of pre-tax income in the second quarter compared to $73 million, or 36.4 percent of pre-tax income in last year’s second quarter, primarily reflecting a lower effective state tax rate.

Capital spending for the second quarter was $158 million compared to $281 million in the prior year, including approximately $11 million in capital leases. In the second quarter the company completed 27 major remodels, 4 minor remodels and 1 new traditional supermarket. Year to date capital spending was $396 million compared to $677 million in the prior year, including approximately $12 million in capital leases.

Total debt to capital was 75 percent at quarter-end compared to 77 percent at fiscal 2009 year-end. This ratio is calculated as total debt, including current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

Diluted weighted-average shares outstanding for the second quarter were 213 million shares compared to 213 million shares last year. As of September 12, 2009, SUPERVALU had 212 million shares outstanding.

Year-to-date net cash flows from operating activities were $840 million compared to $745 million in the prior year, primarily reflecting an improvement in working capital. Year-to-date net cash flows used in investing activities were $369 million compared to $585 million last year, primarily reflecting reduced capital expenditures in the current year. Year-to-date net cash used for financing activities were $442 million compared to $130 million last year, primarily reflecting higher levels of debt reduction in the current year.

Fiscal 2010 Guidance

Commenting on guidance, Herkert stated, “We are taking ten cents off the top of our previous fiscal 2010 earnings guidance range as the economic outlook in the back half of the year and its impact on consumers has become clearer.” Identical store sales, excluding fuel, are now projected to be approximately negative 4 percent for the year compared to previous guidance of negative 3 percent. As a result, fiscal 2010 net earnings are expected to be in the range of $1.95 to $2.05 per diluted share on a GAAP basis and $2.01 to $2.11 on an adjusted basis when excluding costs related to store closures.

Reconciliation of GAAP to Non-GAAP(1)	Fiscal 2010 Updated Guidance	Fiscal 2010 Previous Guidance
GAAP diluted net earnings per share	$1.95 to $2.05	$1.95 to $2.15
Non-GAAP adjustments:
Costs related primarily to store closures	$0.06	$0.06
Non-GAAP adjusted diluted net earnings per share(1)	$2.01 to $2.11	$2.01 to $2.21

(1) Comparison of GAAP to Non-GAAP Financial Measures

Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain one-time costs. We believe that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU’s fiscal 2010 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $41 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 4 percent;
  Sales in the traditional food distribution business are expected to decline approximately 8 percent, primarily reflecting the final transition of the Target Corporation volume to self distribution;
  Consumer spending will continue to be pressured;
  Fiscal 2010 will include approximately $20 million in pre-tax charges, or $0.06 per diluted share related to previously announced store closure and cost mitigation activities;
  The effective tax rate is estimated to be approximately 38.6 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 million, which will include 65 to 70 major store remodels, 25 to 30 minor remodels, 3 new traditional supermarkets and 45 to 55 new hard discount stores, including 20 to 25 licensed stores; and
  Debt reduction is estimated to be approximately $700 million including the net proceeds from the Salt Lake City retail market exit that is expected to be completed in the third quarter.

Board Adopts New Dividend Policy Effective March 2010

The board of directors voted yesterday to revise the company's dividend policy, with the expectation of reducing the regular quarterly dividend to $0.0875 per share from $0.175 per share, effective for the dividend payment to stockholders of record on March 1, 2010. The dividend reduction will provide annual cash of approximately $75 million that the company expects to utilize to accelerate the growth of its Save-A-Lot banner, as well as support other general corporate purposes.

Craig Herkert, chief executive officer and president, commented on the announcement, "The new dividend payout profile is more appropriate for our industry sector and capital structure. It better aligns capital allocation with our strategic growth objectives, while still maintaining an attractive dividend yield relative to our peers. We recognize the importance of our dividend to our stockholders; however, we believe the additional financial flexibility resulting from the revised dividend policy will allow us to drive greater growth in our highest return businesses, contributing to enhanced shareholder returns over time."

A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 34924538 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through November 3, 2009.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $41 billion. SUPERVALU serves customers across the United States through a network of approximately 4,300 stores composed of approximately 1,200 traditional and premium stores, including 850 in-store pharmacies; 1,180 hard discount Save-A-Lot stores, of which 860 are operated by licensee owners; and 1,920 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 170,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of acquired businesses, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

(In millions, except per share data)	Fiscal Quarter Ended September 12, 2009 (12 weeks)	% of net sales	Fiscal Quarter Ended September 6, 2008 (12 weeks)	% of net sales

Net sales	$9,461	100.0%	$10,226	100.0%
Cost of sales	7,372	77.9%	7,937	77.6%
Gross profit	2,089	22.1%	2,289	22.4%

Selling and administrative expenses	1,844	19.5%	1,947	19.0%
Operating earnings	245	2.6%	342	3.3%

Interest expense, net	131	1.4%	141	1.4%
Earnings before income taxes	114	1.2%	201	2.0%
Income tax provision	40	0.4%	73	0.7%

Net earnings	$74	0.8%	$128	1.3%

Net earnings per share
Basic	$0.35		$0.60
Diluted	$0.35		$0.60
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

(In millions, except per share data)	Fiscal Year-to-Date Ended September 12, 2009 (28 weeks)	% of net sales	Fiscal Year-to-Date Ended September 6, 2008 (28 weeks)	% of net sales

Net sales	$22,176	100.0%	$23,573	100.0%
Cost of sales	17,240	77.7%	18,219	77.3%
Gross profit	4,936	22.3%	5,354	22.7%

Selling and administrative expenses	4,329	19.5%	4,556	19.3%
Operating earnings	607	2.7%	798	3.4%

Interest expense, net	308	1.4%	331	1.4%
Earnings before income taxes	299	1.3%	467	2.0%
Income tax provision	112	0.5%	177	0.8%

Net earnings	$187	0.8%	$290	1.2%

Net earnings per share
Basic	$0.88		$1.37
Diluted	$0.88		$1.36
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

(In millions)	Fiscal Quarter Ended September 12, 2009 (12 weeks)	Fiscal Quarter Ended September 6, 2008 (12 weeks)

Net sales
Retail food	$7,411	$7,961
% of total	78.3%	77.9%
Supply chain services	2,050	2,265
% of total	21.7%	22.1%
Total net sales	$9,461	$10,226
	100.0%	100.0%

Operating earnings
Retail food	$188	$284
% of sales	2.5%	3.6%
Supply chain services	63	77
% of sales	3.0%	3.4%
Corporate	(6)	(19)
Total operating earnings	245	342
% of sales	2.6%	3.3%
Interest expense, net	131	141
Earnings before income taxes	114	201
Income tax provision	40	73
Net earnings	$74	$128

LIFO charge	$3	$17

Depreciation and amortization
Retail food	$199	$225
Supply chain services	18	22
Total	$218	$247

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

(In millions)	Fiscal Year-to-Date Ended September 12, 2009 (28 weeks)	Fiscal Year-to-Date Ended September 6, 2008 (28 weeks)

Net sales
Retail food	$17,311	$18,307
% of total	78.1%	77.7%
Supply chain services	4,865	5,266
% of total	21.9%	22.3%
Total net sales	$22,176	$23,573
	100.0%	100.0%

Operating earnings
Retail food	$499	$683
% of sales	2.9%	3.7%
Supply chain services	145	163
% of sales	3.0%	3.1%
Corporate	(37)	(48)
Total operating earnings	607	798
% of sales	2.7%	3.4%
Interest expense, net	308	331
Earnings before income taxes	299	467
Income tax provision	112	177
Net earnings	$187	$290

LIFO charge	$21	$37

Depreciation and amortization
Retail food	$472	$522
Supply chain services	43	47
Total	$515	$569

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	September 12, 2009	February 28, 2009
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$269	$240
Receivables, net	862	874
Inventories	2,655	2,709
Other current assets	399	282

Total current assets	4,185	4,105

Property, plant and equipment, net	7,305	7,528

Goodwill	3,733	3,748

Intangible assets, net	1,535	1,584

Other assets	562	639

Total assets	$17,320	$17,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,134	$3,067
Current maturities of long-term debt and capital lease obligations	244	516
Other current liabilities	837	889

Total current liabilities	4,215	4,472

Long-term debt and capital lease obligations	7,900	7,968

Other liabilities	2,494	2,583

Total stockholders' equity	2,711	2,581

Total liabilities and stockholders’ equity	$17,320	$17,604

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(In millions, except per share data)	Fiscal Year-to-Date Ended September 12, 2009 (28 weeks)	Fiscal Year-to-Date Ended September 6, 2008 (28 weeks)

Cash flows from operating activities
Net earnings	$187	$290
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	515	569
LIFO charge	21	37
Gain on sale of assets	(21)	(11)
Asset impairment and other charges	20	1
Deferred income taxes	120	59
Stock-based compensation	20	28
Other	14	(10)
Changes in operating assets and liabilities	(36)	(218)
Net cash provided by operating activities	840	745
Cash flows from investing activities
Proceeds from sale of assets	22	65
Purchases of property, plant and equipment	(396)	(665)
Other	5	15
Net cash used in investing activities	(369)	(585)
Cash flows from financing activities
Proceeds from issuance of long-term debt	943	276
Payment of long-term debt and capital lease obligations	(1,306)	(318)
Dividends paid	(73)	(73)
Payment for purchase of treasury shares	-	(23)
Other	(6)	8
Net cash used in financing activities	(442)	(130)
Net increase in cash and cash equivalents	29	30
Cash and cash equivalents at beginning of year	240	243
Cash and cash equivalents at end of period	$269	$273

CONTACT:
SUPERVALU INC.
INVESTORS and FINANCIAL MEDIA:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
Steve Bloomquist, 952-828-4144
steven.j.bloomquist@supervalu.com